Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Security Act 1933 of the reference to our firm under the caption “Experts” and to incorporation by reference of our report dated May 7, 2018, with respect to the consolidated financial statements of Pinduoduo Inc. included in the Registration Statement and related Prospectus of Pinduoduo Inc. for the registration of 14,476,200 shares of its Class A Ordinary Shares.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

February 8, 2019